Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

C2 Global Technologies Inc.
Toronto, Ontario, Canada

We hereby consent to the incorporation by reference in the Registration Statement on: Form S-8 Nos. (333-86761, 333-88881, 333-08483, 333-08477, 333-81646) of C2 Global Technologies Inc. of our report dated March 27, 2006, except for the effects of the discontinued operations discussed in Note 6, as to which date is March 1, 2007, relating to the consolidated financial statements and the financial statement schedule, which appears in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

BDO Seidman, LLP
Houston, Texas
March 16, 2007